Exhibit 16.1


 Securities and Exchange Commission
 Washington, D.C. 20549
 U.S.A.

                                    17 May 1999

 Ladies and Gentlemen:

           We were previously principal accountants for Diamond Cable Communications Plc and, under the date of March 30, 1999, we reported on the consolidated financial statements of Diamond Cable Communications Plc and subsidiaries as of and for the years ended December 31, 1998 and 1997. On May 17, 1999, we resigned. We have read Diamond Cable Communications Plc's statements included under Item 4 of its Form 8-K dated May 20, 1999, and we agree with such statements.

                                    Very truly yours,

                                    /s/ KPMG

                                    KPMG